Exhibit 99.5

Consent of Proposed Director

I, Alan List, M.D., hereby consent to the following:

●	to serve as a director of CohBar, Inc., to be renamed TuHURA Biosciences, Inc., if the transactions contemplated by the Agreement and Plan of Merger, dated May 22, 2023, by and among CohBar, Inc., Chimera MergeCo, Inc., and Morphogenesis, Inc., are consummated, including the merger of Morphogenesis, Inc. with and into Chimera MergeCo, Inc., with Morphogenesis, Inc. continuing as the surviving corporation (the “Merger”);

●	to be named as a proposed director of CohBar, Inc., to be renamed TuHURA Biosciences, Inc., in the Registration Statement on Form S-4, including the joint proxy and consent solicitation statement/prospectus, to be filed by CohBar, Inc. in connection with the Merger, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

●	to the filing of this consent as an exhibit to the Registration Statement.

/s/ Alan List	Date:	June 26, 2023
Alan List, M.D.